Exhibit 23.01



                         Consent of Independent Auditors



     We consent to the incorporation by reference in the Registration Statement pertaining to the 1987 Stock Option Plan (Form S-8 No. 33-77060), the Registration Statement pertaining to the 1995 Stock Option Plan (Form S-8 No. 33-93048), the Registration Statement pertaining to the 1997 Stock Option Plan (Form S-8 No. 333-49561), the Registration Statement pertaining to the 1998 Stock Option Plan (Form S-8 No. 333-56349), and the Registration Statement pertaining to the 1998 Employee Stock Purchase Plan (Form S-8 No. 333-55827) of ATMI, Inc. of our report dated February 11, 1998, with respect to the consolidated financial statements and schedule of ATMI, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1997.




                                                               Ernst & Young LLP
Stamford, Connecticut
June 12, 1998